Exhibit 10.1

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of November 15, 2013 (the “First Amendment Date”), by and between AMERICAN SUPERCONDUCTOR CORPORATION, ASC DEVENS LLC, and SUPERCONDUCTIVITY, INC. (collectively, “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

Borrower and Lender are parties to that certain Loan and Security Agreement dated as of June 5, 2012 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Certain definitions in Section 1.1 are amended or added, as follows:

“Advance” means the Term Advance or Term Advance B.

“ATM Facility” means an “at market issuance” sales agreement or similar agreement pursuant to which the Borrower may sell from time to time, at its option, its shares of common stock.

“Term Advance B” means the cash advance made under Section 2.1.1.

2. Section 2.1.1 is added to the Agreement, as follows:

2.1.1 Term Advance B.

(a) Advance. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, one Term Advance B equal to the difference between $15,000,000 and the principal amount then outstanding on the Term Advance at any time from the First Amendment Date through December 31, 2013.

(b) Advance Request. To obtain Term Advance B, Borrower shall complete, sign and deliver a Term B Advance Request in substantially the form attached hereto to Lender. Lender shall fund Term Advance B in the manner requested by the Term B Advance Request provided that each of the conditions precedent to Term Advance B is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of Term Advance B shall bear interest thereon from such Advance Date at an initial rate equal to 11.0% per annum. The interest rate will increase by the amount that the Prime Rate exceeds 3.75% from time to time, such increase to be effective on the same date as the change in the Prime Rate. The interest rate shall in no case be less than 11.0% per annum. Interest is computed on a year consisting of 360 days, with interest calculated daily based on the actual number of days elapsed.

(d) Payment. Borrower will make interest-only payments on Term Advance B, beginning on the first Business Day of the month after the date of Term Advance B, and continuing on the first Business Day of each of the next six months, provided that if Borrower achieves the milestone agreed to between Borrower and Lender, then the interest-only payments shall continue through the first day of each of the nine months following the date of Term Advance B. Such six- or nine-month period is referred to as the “Term B Interest-Only Period”. Borrower shall repay the aggregate principal balance that is outstanding upon expiration of the Term B Interest-Only Period in equal monthly installments of principal, plus accrued interest (subject to any changes in the interest rate pursuant to the terms hereof), beginning the first Business Day of the month after expiration of the Term B Interest-Only Period, and continuing on the first Business Day of each month thereafter. The entire Term Advance B principal balance and all accrued but unpaid interest hereunder shall be due and payable on November 1, 2016. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender in respect of the Term Advance B. Any interest not paid when due shall be added to principal and thereafter bear interest at the rate specified in Section 2.1.1(c), subject to increase, if applicable, pursuant to Section 2.3.

(e) Term Advance B Facility Charge. On the First Amendment Date, Borrower shall pay Lender a facility charge equal to 1% of the Term Advance B advanced to Borrower.

(f) Term Advance B End of Term Charge. On the earliest to occur of (i) November 1, 2016, (ii) the date that Borrower prepays the Term Advance B, and (iii) the date that Term Advance B becomes due and payable, Borrower shall pay Lender a charge equal to 5% of the Term Advance B advanced to Borrower.

(g) Prepayment Charge. Borrower may prepay all, but not less than all, of Term Advance B at any time upon at least two Business Days’ notice to Lender. Upon any prepayment of Term Advance B before the first anniversary of the First Amendment Date, Borrower shall pay Lender a prepayment charge equal to three percent (3.0%) of the amount of such prepayment. Such prepayment charge shall be due whether Term Advance B is prepaid voluntarily or in connection with a Change of Control or Event of Default.

(h) Change in Control. The entire principal amount of Term Advance B, all accrued but unpaid interest, and the related Term Advance B end of term charge and prepayment premium, if applicable, shall be due and payable upon a Change in Control.

(i) Mandatory Prepayment. If Borrower disposes of any assets other than in connection with a transaction that is subject to any of clauses (i), (ii) or (iii) of the “Permitted Transfers” definition at any time after the First Amendment Date, Borrower shall pay Lender, at Lender’s election, an amount equal up to the net proceeds of any such disposition greater than $1,000,000 in any calendar year as a mandatory prepayment of the Term Advance B, such payment to be applied first to outstanding interest, then to principal installments due in reverse order of maturity. Any such prepayment shall not be subject to the prohibition on partial prepayments and shall not be subject to the imposition of a prepayment charge pursuant to Section 2.1.1(g).

(j) Condition to Term Advance B. Borrower may request Term Advance B upon the satisfaction of either of the following conditions: (i) Borrower has received at least $15,000,000 of net proceeds from the sale or issuance of its equity securities (including without limitation under the ATM Facility) after the First Amendment Date or (ii) both (A) Borrower has an unconditional right (other than customary conditions to funding) to draw at least $15,000,000 under the ATM Facility on terms reasonably acceptable to Lender and (B) Borrower maintains a balance of at least $15,000,000 of cash and/or cash equivalents (including, for the avoidance of doubt, any marketable securities invested under Borrower’s Investment Policy) in accounts subject to an Account Control Agreement in favor of Lender.

(k) Promissory Note. At Lender’s request, Borrower shall execute a promissory note in form and substance reasonably acceptable to Borrower and Lender to evidence Term Advance B.

3. Section 6.1(a) is amended by adding the language “(other than the end of each calendar quarter)” after “the end of each month”.

4. Section 6.18 is amended in its entirety to read as follows:

6.18 Unrestricted Cash. Borrower shall maintain a balance of unrestricted cash or cash equivalents (including, for the avoidance of doubt, any marketable securities invested under Borrower’s Investment Policy) of at least Fifteen Million Dollars ($15,000,000) (as subject to downward adjustment under this Section 6.18, the “Minimum Cash Threshold”) at all times in accounts that are subject to an Account Control Agreement. The Minimum Cash Threshold shall be reduced by $2,500,000 for every $5,000,000 of net proceeds from the sale or issuance of the Borrower’s equity securities (including without limitation under the ATM Facility) that Borrower receives after the First Amendment Date, each reduction to be effective as of the date that Borrower provides Lender with reasonably acceptable evidence of Borrower’s receipt of such proceeds; provided that the Minimum Cash Threshold shall at all times be not less than the lesser of (a) Seven Million Five Hundred Thousand Dollars ($7,500,000) or (b) the aggregate amount of the Secured Obligations.

5. By May 2, 2014, Borrower shall obtain for the benefit of Lender a key man life insurance policy of at least $5,000,000 on Daniel McGahn on terms reasonably acceptable to Lender, and shall maintain that policy for so long as any Advance is outstanding or Daniel McGahn ceases to be employed by Borrower, at which time Borrower shall obtain such replacement key man life insurance policy for the benefit of Lender as reasonably requested by Lender.

6. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its terms and is ratified and confirmed in all respects (other than ratification of any representations, which is addressed in Section 7). Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Lender under the Loan Documents, as in effect prior to the date hereof.

7. Borrower represents and warrants that the representations and warranties contained in the Agreement and Loan Documents are true and correct in all material respects as of the date of this Amendment (other than any representations or warranties that relate to a specific date or specific schedules, which such representations and warranties are true and correct in all material respects on such earlier date or with respect to such schedules previously delivered).

8. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

9. Within three (3) Business Days after the First Amendment Date, Borrower shall deliver to Lender, inform and substance satisfactory to Lender:

(a) an amendment to that certain Mortgage and Security Agreement, dated July 31, 2013, made in favor of the Lender in connection with the Agreement; and

(b) an endorsement to title insurance policy in connection with this Amendment.

10. As a condition to the effectiveness of this Amendment, Lender shall have received, in form and substance satisfactory to Lender the following:

(a) this Amendment;

(b) a Warrant to Purchase Stock;

(c) an Amendment to Warrant;

(d) a certificate of an officer of Borrower, together with resolutions of Borrower’s board of directors approving the transactions contemplated by this Amendment; and

(e) such other documents as Lender reasonably requests.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNES WHEREOF, Lender and Borrower have executed this First Amendment to Loan and Security Agreement as of the first date above written.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ David Henry
Name:	David Henry
Title:	Senior Vice President and Chief Financial Officer

SUPERCONDUCTIVITY, INC.

By:	/s/ David Henry
Name:	David Henry
Title:	Treasurer and Secretary

ASC DEVENS LLC

By:	American Superconductor Corporation, its sole member

By:	/s/ David Henry
Name:	David Henry
Title:	Senior Vice President and Chief Financial Officer

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ Ben Bang
Name:	Ben Bang
Title:	Senior Counsel

EXHIBIT A

TERM B ADVANCE REQUEST

To:	Date: November , 2013

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Attn:

AMERICAN SUPERCONDUCTOR CORPORATION, for itself and any other entities comprising Borrower requests from Hercules Technology Growth Capital, Inc. (“Lender”) the Term B Advance in the amount of             Dollars ($        ) on             , 2013 (the “Term B Advance Date”) pursuant to the Loan and Security Agreement between Borrower and Lender, as amended (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to Borrower
or
(b)	Wire Funds to Borrower’s account
Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Term B Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Term B Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Term B Advance if any of the matters that have been represented above shall not be true and correct on the Advance Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of             , 2013.

AMERICAN SUPERCONDUCTOR CORPORATION

SIGNATURE:

TITLE:

PRINT NAME:

ATTACHMENT TO ADVANCE REQUEST

Dated:             , 2013

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	AMERICAN SUPERCONDUCTOR CORPORATION
Type of organization:	Corporation
State of organization:	Delaware
Organization file number: